UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐
Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount previously paid:

	2.	Form, schedule or registration statement no.:

	3.	Filing Party:

	4.	Date Filed:

On July 7, 2015, EXOR S.p.A. (“EXOR”) issued the following press release:

  Turin, July 7, 2015

PRESS RELEASE

EXOR Today Announces New Enhanced Terms for PartnerRe Common and Preferred Shareholders

Higher Dividend Rate for Preferred Shares, Non-Callable until 2021, and One of the Most Conservative Capital Distribution Policies in the Industry

Introduced a “Go Shop” Provision Allowing PartnerRe to Solicit Bids from Third Parties After Signing with EXOR

EXOR S.p.A. (“EXOR”; EXO.IM), one of Europe’s leading listed investment companies and the largest shareholder of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE) is today holding an Investor Meeting in New York City for all PartnerRe shareholders. At the meeting John Elkann, Chairman and CEO of EXOR, will present further enhancements to EXOR’s Binding Offer terms making an already superior offer to PartnerRe Common and Preferred Shareholders even more attractive.

EXOR’s offer for PartnerRe is superior by all significant measures; the $137.50 per share all-cash offer is binding, fully financed, and provides a clear and highly assured path to closing. EXOR’s Binding Offer is fully backed by the balance sheet of its listed parent, a public company with a Net Asset Value of approximately $15 billion.

And today, after constructive conversations with PartnerRe Common and Preferred Shareholders, EXOR is making the following enhancements to the terms of its Binding Offer and has delivered to PartnerRe a revised signed Merger Agreement reflecting those enhancements.

The enhancements for Common Shareholders are:

— A “Go Shop” Provision Allowing PartnerRe to Solicit Bids from Third Parties After Signing with EXOR – EXOR will permit PartnerRe to actively solicit bids, share due diligence materials and negotiate with third parties until August 31, 2015, so that shareholders have assurance that the EXOR Binding Offer remains the superior alternative for the company. During the “Go Shop” period, EXOR will reduce the termination fee to $135 million (2.0% of deal value). These changes will provide PartnerRe shareholders the certainty of a superior transaction at a price of $137.50 per share should other buyers not emerge or should PartnerRe face catastrophe losses or other book value losses.

— If PartnerRe is Not Obligated to Pay the Termination Fee to AXIS, EXOR Commits to Pass the Full Value ($6.39 Per Share) to PartnerRe Shareholders – As part of the AXIS transaction, PartnerRe and AXIS agreed to an aggressive termination and expense reimbursement fee of $315 million (over 4.5% of the deal value) to ward off potential bidders. This is worth $6.39 per share to PartnerRe shareholders. In the event both PartnerRe and AXIS shareholders vote down the PartnerRe/AXIS transaction, and hence this fee is not payable by PartnerRe, EXOR commits to pass this value on to PartnerRe shareholders in full, effectively increasing the value of its Binding Offer to $143.89 per share.

— Personal Commitment From John Elkann Underscores Regulatory Certainty in EXOR’s Merger Agreement – To underscore EXOR’s commitment to obtaining regulatory approval, today John Elkann provided PartnerRe with a legally binding personal commitment to provide the information necessary to obtain such approvals. This action should put to rest the unfounded concern that all necessary regulatory filings will not be made.

EXOR Has Legally Committed to Launch an Exchange Offer for PartnerRe Preferred Shares Promptly Following Closing of the EXOR Merger, with Improved Economic and Other Features.

The enhancements announced today by EXOR legally commit PartnerRe to offer to exchange on a tax-free basis, each series of PartnerRe preferred shares – D, E and F – for a new series of preferred shares having identical terms as existing preferred, other than certain significantly improved terms described below, should EXOR be successful in acquiring PartnerRe.

The enhancements for PartnerRe Preferred Shareholders upon exchange are:

— A 100bps increase in the dividend rate – This is a powerful signal of EXOR’s commitment to PartnerRe Preferred Shareholders.

— Call Protection Until 2021 – All three series of PartnerRe Preferred Shares are currently callable in the next three years with Series D callable now, Series E next year and Series F in 2018. Under the enhanced terms, EXOR commits not to call the preferred shares before January 1, 2021, providing Preferred Shareholders with certainty of income for a significantly extended period.

— 5 Years of Capital Distribution Limits - Consistent with its conservative management approach, EXOR will cause PartnerRe to limit distributions1 to common shares to an amount not greater than 67% of earnings – one of the lowest in the industry - until December 31, 2020 (the expected fifth anniversary of closing of the EXOR transaction). Under EXOR’s ownership PartnerRe will be a stronger and better capitalized company. EXOR’s commitment to conservative capital management contrasts with PartnerRe’s approach which last year saw 90% of earnings distributed to Common Shareholders, a figure that would rise under the AXIS/PartnerRe transaction to more than 125% of earnings in the 2015-2017 period.

In summary, under the existing EXOR Binding Offer for PartnerRe, Preferred Shareholders would continue to own a listed security with the same tax treatment, financial reporting standards and expected credit rating. They would also own a company with lower initial leverage when compared to the terms of the AXIS transaction and without exposure to the significant merger integration risks of a combination with AXIS. Under the enhanced EXOR Binding Offer announced today the terms will further provide PartnerRe Preferred Shareholders with higher return securities, non-callable for longer and in a company legally committed for five years to one of the most conservative capital distribution policies in the insurance and reinsurance industry. This is in contrast to the AXIS/PartnerRe transaction which will adopt one of the most aggressive capital distribution policies in the industry.
___________________
1 Defined to include dividends, share buybacks and other distributions in respect of common shares.

EXOR is committed to ongoing, transparent communications with Preferred Shareholders. Under EXOR’s ownership PartnerRe will continue to provide quarterly and annual financial reports (in accordance with US GAAP, including statistical supplements), and will continue to hold a quarterly conference call for Preferred Shareholders.

EXOR is soliciting Common and Preferred Shareholders to vote AGAINST the proposed AXIS transaction at the upcoming Special General Meeting of PartnerRe shareholders to be held on July 24, 2015. This will enable PartnerRe to accept EXOR’s superior all-cash $137.50 per share binding offer for the Company.

PartnerRe Preferred and Common Shareholders seeking copies of the proxy statement or with questions about the EXOR offer or voting their shares can contact EXOR’s proxy solicitor, Okapi Partners LLC, at info@okapipartners.com or toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720).

ABOUT EXOR

EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on the Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $15 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer (“FCA”) with a $20 billion market capitalization.

EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA, its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION

Investors:
EXOR Investor Relations
Fabiola Portoso
+39 011 509 0345
ir@exor.com

Okapi Partners LLC is assisting EXOR with its efforts to solicit proxies. PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720).

Okapi Partners
Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk
info@okapipartners.com

Media:
EXOR Media Relations
Andrea Griva
+39 011 509 0318
media@exor.com

StockWell Communications
Philip Gawith / Richard Holloway / Laura Gilbert
+44 20 7240 2486
exor@stockwellgroup.com

Abernathy MacGregor
Tom Johnson / Mike Pascale / Allyson Vento
+1 212 371-5999
exor@ABMAC.com

Community
Auro Palomba / Marco Rubino
+39 02 8940 4231
milano@communitygroup.it

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speak only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

This letter does not address the tax consequences to holders of PartnerRe preferred shares that receive surviving company shares in the merger. Holders of PartnerRe preferred shares are urged to consult their tax advisors as to the United States federal, state, local and non-United States tax consequences to them of participating in the merger, some of which are uncertain and may depend on such holders’ individual circumstances.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.